Exhibit 10.6

SUBURBAN PROPANE, L.P.

2021 LONG TERM INCENTIVE PLAN

EFFECTIVE AS OF SEPTEMBER 27, 2020, AS AMENDED ON FEBRUARY 2, 2022, AS AMENDED ON NOVEMBER 11, 2025

ARTICLE I

PURPOSE AND APPROVAL

The purpose of this Plan is to grow and strengthen Suburban Propane Partners, L.P., Suburban Propane, L.P., and their affiliates, by providing an incentive compensation opportunity to certain Participants (as hereinafter defined), and thereby encouraging them to devote their abilities and experience to the success of the Partnership’s business enterprise in such a manner as to increase the distributable cash flow of the Partnership in order to support the long-term growth and sustainability of the Partnership, and to enhance the returns to its Unitholders. It is intended that this purpose be achieved by extending to certain Participants added long-term incentive compensation opportunities for continued service to the Partnership and for achieving certain Performance Measures (as hereinafter defined) over a multi-year Measurement Period (as hereinafter defined). This Plan is hereby adopted effective September 27, 2020 and will govern all grants made subsequent to the Partnership’s fiscal year ended September 26, 2020. The adoption of this Plan shall have no effect on outstanding grants under the Suburban Propane, L.P. 2014 Long Term Incentive Plan (as amended from time to time) made on or prior to September 26, 2020, which grants shall remain in full force and effect subject to the terms, conditions and restrictions set forth in the 2014 Long Term Incentive Plan document.

ARTICLE II

DEFINITIONS

For purposes of this Plan, capitalized terms shall have the following meanings:

2.1 “Actual Distributable Cash Flow” shall be calculated as the Adjusted EBITDA for a respective Fiscal Year, less maintenance capital expenditures, cash interest expense and the current provision for income taxes, plus or minus any unusual items as determined by the Committee, each as reported by the Partnership in its annual report on Form 10-K filed with the Securities and Exchange Commission for a respective Fiscal Year.

2.2 “Adjusted EBITDA” represents net income before deducting interest expense, income taxes, depreciation and amortization expense, excluding non-cash unrealized gains and losses and certain other items, as approved by the Committee.

2.3 “Affiliate” shall mean any corporation, partnership, limited liability company, or other entity that, directly, or indirectly though one or more intermediaries, controls, or is controlled by, or is under common control with, the Partnership. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

2.4 “Annual Target Cash Bonus” shall mean the target cash bonus for each respective Participant under the Partnership’s annual cash bonus plan.

2.5 “Average Distributable Cash Flow” shall be the average of the Actual Distributable Cash Flow for a Measurement Period.

2.6 “Baseline Distributable Cash Flow” shall be the average of the Actual Distributable Cash Flow for the three Fiscal Years immediately preceding each Measurement Period.

2.7 “Base Salary” shall mean the salary paid by the Partnership to a Participant for services rendered, excluding bonuses, fringe benefits, unused sick/personal days or vacation days, any profit realized upon the acquisition or sale of any Common Units acquired under any equity award, payments under a nonqualified deferred compensation plan, income imputed on below market loans, severance pay, any amounts paid or accrued as a contribution to a profit-sharing plan, pension plan, welfare plan or group insurance plan, or non-elective contributions to a deferred compensation plan or any other employee benefit plan maintained by the Partnership, except that Base Salary shall include salary reduction contributions to a plan established by the Partnership under Internal Revenue Code of 1986 (“Code”) Sections 401(k), 125 or 132(f).

2.8 “Beneficial Ownership” shall have the same meaning as that term is used within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.9 “Beneficiary” shall mean a Participant’s Beneficiary pursuant to Article VIII.

2.10 “Board” shall mean the Board of Supervisors of Suburban Propane Partners, L.P.

2.11 “Cause” shall mean (a) a Participant’s gross negligence or willful misconduct in the performance of his or her duties, (b) a Participant’s willful or grossly negligent failure to perform his or her duties, (c) the breach by a Participant of any written covenants to the Partnership, (d) dishonest, fraudulent or unlawful behavior by a Participant (whether or not in conjunction with employment) or a Participant being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts his or her ability to engage in the business conducted by the Partnership, or any of its affiliates, or (e) willful or reckless breach by a Participant of any policy adopted by the Partnership concerning conflicts of interest, standards of business conduct, fair employment practices or procedures with respect to compliance with applicable laws. For purposes of the Plan, no act or failure to act on a Participant’s part will be considered “willful” unless done, or omitted to be done, by a Participant not in good faith or without a reasonable belief that the action or omission was in the best interests of the Partnership.

2.12 “Change in Capitalization” shall mean any increase or reduction in the number of Common Units, or any change in the Common Units, change in the percentage ownership interest of the Partnership attributable to the Common Units or exchange of Common Units for a different number or kind of units or other securities of the Partnership by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or other convertible securities, unit distribution, unit split or reverse unit split, cash dividends, property dividend, combination or exchange of units, repurchase of units, change in corporate structure or otherwise.

2.13 “Change of Control” shall mean:

(a) the date (which must be a date subsequent to the Effective Date) on which any Person (including the Partnership’s general partner) or More than One Person Acting as a Group (other than the Partnership and/or its Affiliates) acquires, during the 12 month period ending on the date of the most recent acquisition, Common Units or other voting equity interests eligible to vote for the election of Supervisors (or of any entity, including the Partnership’s general partner, that has the same authority as the Board to manage the affairs of the Partnership) (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the Partnership’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which have been acquired in a “Non-Control Acquisition” shall be excluded from the numerator. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities (x) by the Partnership, any of its Affiliates and/or an employee benefit plan (or a trust forming a part thereof) maintained by any one or more of them, or (y) in connection with a “Non-Control Transaction”; or

(b) the date of the consummation of (x) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any Affiliate, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any Affiliate, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of the then outstanding Voting Securities of the Partnership), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding Voting Securities; or (y) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to an Affiliate). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (x) hereof shall be referred to as a “Non-Control Transaction;” or

(c) the date a majority of the members of the Board are replaced during any twelve (12) month period by the action of the Board taken when a majority of the Supervisors who are then members of the Board are not Continuing Supervisors (for purposes of this section, the term “Continuing Supervisor” means a Supervisor who was either (A) first elected or appointed as a Supervisor prior to the Effective Date; or (B) subsequently elected or appointed as a Supervisor if such Supervisor was nominated or appointed by at least a majority of the then Continuing Supervisors).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur. In addition, so long as Section 409A of the Code (or any successor provision thereto) remains in effect, notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change of Control” unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.

2.14 “Committee” shall mean the Compensation Committee of the Board.

2.15 “Common Unit” shall mean each of the common units representing publicly traded limited partnership interests of the Partnership.

2.16 “Disability” shall have the same meaning that such term (or similar term) has under the long-term disability plan in which the Participant is eligible to be covered.

2.17 “Distributable Cash Flow Component” shall have the meaning set forth in Article 5.3.

2.18 “EBITDA for RNG Business Component” shall have the meaning set forth in Article 5.3.

2.19 “Effective Date” shall mean September 27, 2020.

2.20 “Fair Market Value of Partnership’s Common Units” as of a specific date shall be equal to the twenty (20) day average of the closing prices preceding that date.

2.21 “Fiscal Year” shall mean the fiscal year adopted by the Partnership.

2.22 “General Partner” shall have the meaning set forth in the Partnership Agreement.

2.23 “Good Reason” shall mean (a) any failure by the Partnership to comply in any material respect with the compensation provisions of a written employment agreement between a Participant and the Partnership, (b) a material adverse change in a Participant’s title without his or her consent, or (c) the assignment to a Participant, without his or her consent, of duties and responsibilities materially inconsistent with his or her position’s level of responsibility.

2.24 “Measurement Period” shall have the same meaning as set forth in Article 5.2.

2.25 “More than one Person Acting as a Group” shall have the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).

2.26 “Operating/Strategic Objective Component” shall have the meaning set forth in Article 5.3.

2.27 “Operating/Strategic Objectives” shall mean the objectives selected by the Committee at the beginning of each Measurement Period to be used by the Committee to determine the amount to be earned by the Participants for the Operating/Strategic Objective Component.

2.28 “Participant” shall mean an employee of Suburban Propane, L.P. or of a Subsidiary designated by the Committee to participate in the Plan.

2.29 “Partnership” shall mean collectively Suburban Propane, L.P. and Suburban Propane Partners, L.P., Delaware limited partnerships, and their successors.

2.3- “Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P., as amended, or any succeeding agreements of limited partnership of Suburban Propane Partners, L.P.

2.31 “Performance Measures” shall have the same meaning as set forth in Article 5.3.

2.32 “Performance Scale” shall be the range of potential payout percentages corresponding to the Average Distributable Cash Flow for each respective three-year Measurement Period associated with the Distributable Cash Flow Component determined in accordance with Article 5.3.

2.33 “Person” shall have the same meaning as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.34 “Phantom Unit Distributions” shall have the same meaning as set forth in Article 5.4.

2.35 “Plan” shall mean this Suburban Propane, L.P. 2021 Long Term Incentive Plan, as may be amended from time to time.

2.36 “Retirement” shall mean voluntary termination of employment by a Participant who has attained age 55 and who has completed ten (10) years of “eligible service” to the Partnership or its predecessors, in connection with a bona fide intent by the Participant to no longer seek full time employment in the industries in which the Partnership then participates. Retirement shall not include voluntary termination of employment by a Participant in response to, or anticipation of, a termination of employment for Cause by the Partnership or one of its affiliates.

2.37 “EBITDA of RNG Business” shall mean the Adjusted EBITDA generated by the segment of the Partnership engaged in the production and distribution of renewable natural gas. In the sole discretion of the Committee, the amount may be adjusted positively or negatively for items that the Committee judges to be non-recurring.

2.38 “Subsidiary” shall mean any corporation, partnership, or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Partnership.

2.39 “Supervisor” shall mean a member of the Board.

2.40 “Target Grant” shall have the same meaning as set forth in Article 5.1.

2.41 “Unitholders” shall mean the Persons holding Common Units.

2.42 “Unvested Phantom Units” shall mean a hypothetical number of units arrived at by dividing the Target Grant established upon commencement of the Measurement Period by the Fair Market Value of Partnership Common Units on the first day of the Measurement Period. If the market is closed on the first day of the Measurement Period then the Fair Market Value on the next business day shall be used.

2.43 “Vested Phantom Units” shall mean the quantity of a Participant’s Unvested Phantom Units which are earned upon culmination of the Measurement Period.

ARTICLE III

PARTICIPATION

Only those Participants designated from time to time by the Committee shall participate in the Plan and receive Target Grants hereunder.

ARTICLE IV

ADMINISTRATION

4.1 Administration by the Committee. The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not less than two members of the Committee and such quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Partnership hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization for any transaction hereunder.

4.2 Powers of the Committee. Subject to the express terms and conditions set forth herein, the Committee shall have the power, from time to time to:

(a) select those Participants for whom Target Grants shall be established;

(b) construe and interpret the Plan, the Actual Distributable Cash Flow, the Average Distributable Cash Flow, the Baseline Distributable Cash Flow, the Distributable Cash Flow Component, the Operating/Strategic Objectives, the Operating/Strategic Objectives Component, the Target Grants, the Unvested and Vested Phantom Units and corresponding Phantom Unit Distributions, and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law and otherwise to make the Plan fully effective.

(c) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(d) generally, exercise such powers and perform such acts as it deems necessary or advisable to promote the best interests of the Partnership with respect to the Plan.

4.3 Decisions of the Committee are Final and Binding. The Committee’s decisions, actions, determinations and interpretations shall be final and binding upon the Partnership, all Participants, Beneficiaries, equity holders of the Partnership and any other Person.

4.4 Change in Capitalization. In the event of any Change in Capitalization, any special distribution to the Common Unitholders or any other event which, in the opinion of the Committee, has a significant impact on the Average Distributable Cash Flow for any Measurement Period not anticipated by the Committee at the commencement of such Measurement Period, the Committee may adjust in a manner determined by the Committee in its sole discretion to be necessary and appropriate.

ARTICLE V

GRANTS

5.1 Target Grant. The Committee shall establish a Target Grant for each Participant at the beginning of each Fiscal Year equal to a designated percentage of such Participant’s Base Salary, or Annual Target Cash Bonus, at the start of the Fiscal Year. Each Participant’s designated percentage shall be recorded in resolutions of the Committee. In the event a Participant’s Base Salary, or Annual Target Cash Bonus, for the respective Fiscal Year is adjusted within 120 days after the start of the Fiscal Year, the Target Grant will be computed using such adjusted Base Salary or Annual Target Cash Bonus.

5.2 Measurement Period. This is a three Fiscal Year period commencing on the first day of the Fiscal Year during which the Target Grant was established and ending on the last day of the following third Fiscal Year.

5.3 Performance Measures. The percentage of the Unvested Phantom Units that shall be earned and immediately converted to Vested Phantom Units at the end of the Measurement Period shall be determined based on the evaluation of three different components: i) Distributable Cash Flow Component; ii) EBITDA for RNG Business Component; and iii) Operating/Strategic Objective Component. For Measurement Periods commencing subsequent to September 25, 2021 and prior to September 27, 2025, fifty percent (50%) of the Unvested Phantom Units will be eligible to be earned based upon achievement of the Distributable Cash Flow Component and fifty percent (50%) of the Unvested Phantom Units will be eligible to be earned based upon achievement of the Operating/Strategic Objective Component. For Measurement Periods commencing subsequent to September 27, 2025, fifty percent (50%) of the Unvested Phantom Units will be eligible to be earned based upon achievement of the Distributable Cash Flow Component, twenty-five percent (25%) of the Unvested Phantom Units will be eligible to be earned based upon the achievement of the EBITDA for RNG Business Component, and twenty-five percent (25%) of the Unvested Phantom Units will be eligible to be earned based upon the achievement of the Operating/Strategic Objective Component.

(a) Distributable Cash Flow Component. At the beginning of each new Measurement Period, the Committee shall establish the Performance Scale for the Distributable Cash Flow Component that will measure the Average Distributable Cash Flow for the Measurement Period. The Performance Scale will include the entry level threshold, target threshold and maximum threshold levels of achievement of Average Distributable Cash Flow that will be used to determine the percentage, if any, of the Unvested Phantom Units attributable to the Distributable Cash Flow Component that will be converted into Vested Phantom Units at the end of the Measurement Period. The percentage of Unvested Phantom Units attributable to the Distributable Cash Flow Component that can be earned and converted into Vested Phantom Units will range from 50% for entry level threshold achievement to 150% for maximum threshold achievement. In the event that Average Distributable Cash Flow for the Measurement Period is achieved between dollar thresholds in the Performance Scale, the percentage of Unvested Phantom Units that will be converted into Vested Phantom Units will be determined based on linear interpolation.

(b) Operating/Strategic Objectives Component. At the beginning of each new Measurement Period, the Committee shall establish the Operating/Strategic Objectives that will measure the Partnership’s performance in achieving such Operating/Strategic Objectives for the Measurement Period. At the end of the Measurement Period, the Committee will evaluate the Partnership’s achievement of the Operating/Strategic Objectives Component in order to determine the percentage, if any, of the Unvested Phantom Units attributable to the Operating/Strategic Objectives Component that will be converted into Vested Phantom Units at the end of the Measurement Period. The Committee will determine in its sole discretion how much weight to place on any one, or several, of the Operating/Strategic Objectives in determining the percentage of the Unvested Phantom Units attributable to the Operating/Strategic Objectives Component that will become Vested Phantom Units at the end of the Measurement Period in a range of zero to one hundred fifty percent (150%) of the eligible percentage that can be earned for this component.

(c) EBITDA for RNG Business Component. At the beginning of each new Measurement Period, the Committee shall establish the EBITDA for RNG Business Component that will be used as a measure against the actual performance of the Partnership’s EBITDA of RNG Business for the Measurement Period. At the end of the Measurement Period, the Committee will evaluate the Partnership’s EBITDA of RNG Business compared to the EBITDA for RNG Business Component established at the beginning of the Measurement Period in order to determine the percentage, if any, of the Unvested Phantom Units attributable to the EBITDA for RNG Business Component that will be converted into Vested Phantom Units at the end of the Measurement Period. The percentage of Unvested Phantom Units attributable to the EBITDA for RNG Business Component that can be earned and converted into Vested Phantom Units will range from 50% for entry level threshold achievement to 150% for maximum threshold achievement. In the event that the EBITDA for RNG Business Component for the Measurement Period is achieved between dollar thresholds in the Performance Scale, the percentage of Unvested Phantom Units that will be converted into Vested Phantom Units will be determined based on linear interpolation.

The percentage of Unvested Phantom Units attributable to the EBITDA for RNG Business Component that can be earned and converted into Vested Phantom Units will be determined based on the following payout scale.

	% of EBITDA for RNG Business Component Achieved	% of EBITDA for RNG Business Component Earned
Maximum Threshold	120%	150%
Target Threshold	100%	100%
Entry Level Threshold	80%	50%

(d) Forfeiture. If, at the end of the Measurement Period, the Committee determines that any portion of the Unvested Phantom Units has not been earned, the unearned portion of said Unvested Phantom Units shall be forfeited.

5.4 Plan Distributions. At the end of each Measurement Period, the Committee will determine the percentage of the Participant’s Unvested Phantom Units that will become Vested Phantom Units based on the level of achievement of the Distributable Cash Flow Component, the EBITDA for RNG Business Component and the Operating/Strategic Objectives Component established for such Measurement Period. Upon vesting, each Participant will receive a cash payment equal to the quantity of his or her Vested Phantom Units multiplied by the Fair Market Value of the Partnership’s Common Units on the last date of the Measurement Period plus the Participant’s Phantom Unit Distributions. For this purpose, “Phantom Unit Distributions” means the Participant’s Vested Phantom Units multiplied by the cumulative per-Common Unit distribution declared and paid by the Partnership for each quarter over the course of the Measurement Period. In no event shall any payments be made hereunder in Common Units.

ARTICLE VI

VESTING

6.1 Vesting Schedule. Subject to Articles 6.2 and 6.3, vesting is in accordance with Article 5.3. Notwithstanding anything in this Article VI to the contrary, the Committee may accelerate the vesting of Unvested Phantom Units and all accrued Phantom Unit Distributions at any time for any reason, but may not accelerate payment of any Phantom Unit Distributions except as expressly authorized hereunder.

6.2 Change of Control. Notwithstanding anything in this Plan to the contrary, upon a Change of Control occurring while the Participant is employed, the cash value of 150% of all Unvested Phantom Units multiplied by the price per Common Unit paid in the transaction that constitutes the Change of Control and a sum equal to 150% of the Unvested Phantom Units multiplied by an amount equal to the cumulative, per-Common Unit distribution declared from the beginning of the Measurement Period through the date on which a Change of Control occurred shall become fully vested and non-forfeitable and shall be paid to a Participant within thirty (30) days after the Change of Control.

6.3 Forfeiture. Subject to Articles 6.2, 6.4 and 6.5, Unvested Phantom Units shall lapse and be forfeited upon the occurrence of either of the following events: (a) termination of the Participant’s employment or participation in the Plan for any reason, except under the circumstances provided in Articles 6.4 and 6.5; or (b) any attempted or completed transfer, sale, pledge, hypothecation, or assignment by the Participant of the Unvested Phantom Units.

6.4 Disability or Death. Notwithstanding the provisions of Article 6.3, if a Participant’s employment terminates as a result of Disability or death, all Unvested Phantom Units and the Phantom Unit Distributions associated with said Unvested Phantom Units for such Participant shall vest in accordance with Articles 6.1 and 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

6.5 Termination without Cause or for Good Reason. In the event a Participant’s employment by the Partnership is terminated by the Partnership without Cause or by the Participant for Good Reason, all Unvested Phantom Units and all Phantom Unit Distributions associated with said Unvested Phantom Units shall vest upon the next succeeding scheduled vesting date pursuant to Articles 6.1 or 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

6.6 Notwithstanding anything in this Plan to the contrary, Target Grants shall be deemed ‘‘Incentive Compensation’’ covered by the terms of the Partnership’s Incentive Compensation Recoupment Policy (the ‘‘Policy’’) adopted by the Board on April 25, 2007, which is incorporated herein by reference. In accordance with the Policy, in the event of a significant restatement of the Partnership’s published financial results, where the percentage of the Unvested Phantom Units derived from Target Grants subject to this Article 6.6 that are converted to Vested Phantom Units pursuant to Article 5.3 herein would have been lower had the vesting percentage been calculated based on the restated financial results, the Committee may review the circumstances surrounding the restatement and shall have the sole and absolute discretion and authority to determine whether to seek reimbursement of the amount, or some lesser portion thereof (without interest), by which certain Participants’ distributions under Article 5.4 of this Plan exceeded the lower payment that would have been made based on the restated financial results, regardless of the fault, misconduct or responsibility of any such Participants in the restatement. If the Committee determines that any fraud or intentional misconduct by a Participant was a contributing factor to the Partnership having to make a significant restatement, then, in addition to other disciplinary action, the Committee may require reimbursement of all, or any part, of the compensation paid to that Participant in excess of that Participant’s Base Salary, plus interest, including distributions made under the Plan, for the period of such restatement. This Article 6.6 shall be interpreted and administered in accordance with the Policy as in effect from time to time. In the case of any inconsistency between the Policy and this Article 6.6, the Policy shall control.

ARTICLE VII

PAYMENTS

The Plan Distributions associated with Vested Phantom Units earned by a Participant under the Plan shall be paid to the Participant as soon as reasonably possible following the culmination of the Measurement Period, but in no event later than the end of the calendar year in which the Measurement Period concluded, other than as provided in Section 6.2.

ARTICLE VIII

BENEFICIARIES

A Participant may at any time and from time to time prior to death designate one or more Beneficiaries to receive any payments to be made following the Participant’s death. If no such designation is on file with the Partnership at the time of a Participant’s death, the Participant’s Beneficiary shall be the beneficiary or beneficiaries named in the Beneficiary designation most recently filed by the Participant with the Partnership. If the Participant has not effectively designated a Beneficiary, or if no Beneficiary so designated has survived the Participant, the Participant’s Beneficiary shall be the Participant’s surviving spouse, or, if no spouse has survived the Participant, the estate of the deceased Participant. If an individual Beneficiary cannot be located for a period of one year following the Participant’s death, despite mail notification to the Beneficiary’s last known address, and if the Beneficiary has not made a written claim for benefits within such period to the Committee, the Beneficiary shall be deemed to have predeceased the Participant. The Committee may require such proof of death and such evidence of the right of any person to receive all or part of the benefit of a deceased Participant as the Committee may consider to be appropriate. The Committee may rely upon any direction by the legal representatives of the estate of a deceased Participant, without liability to any other person. If a Participant has designated his or her spouse as Beneficiary, upon entry of a judgment of divorce (or other evidence of formal dissolution of the marriage) the designation of the spouse as Beneficiary will be deemed to have been revoked, unless the Participant reaffirms such designation thereafter.

ARTICLE IX

TERMINATION AND AMENDMENT OF THE PLAN

The Plan shall terminate by its terms on the day preceding the tenth (10th) anniversary of the Effective Date of this Plan as originally adopted and no Target Grant may be established thereafter. The previous sentence notwithstanding, the Board may, at any time and from time to time, amend, terminate, modify or suspend the Plan; provided, however, that, subject to Article XXI, no such amendment, modification, suspension or termination shall impair or adversely affect any Target Grants established for a Participant under the Plan, except with the consent of the Participant. Any amounts payable under the Plan in connection with a termination of the Plan shall either be made at the time otherwise provided herein or, in the Committee’s sole discretion, upon an earlier date to the extent permitted under Section 409A of the Code.

ARTICLE X

NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to acquire Common Units, and such arrangements may be either applicable generally or only in specific cases.

ARTICLE XI

LIMITATION OF LIABILITY

As illustrative of the limitation of liability of the Partnership, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to the establishment of a Target Grant other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to a Target Grant or Unvested Phantom Units except as specifically provided in the Plan.

(c) limit in any way the right of the Partnership to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Partnership will employ any person at any particular rate of compensation or for any particular period of time.

ARTICLE XII

REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

12.1 Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with laws of the State of New Jersey without giving effect to conflicts of law principles.

12.2 Except as provided in Article IX hereof, the Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority.

ARTICLE XIII

WITHHOLDING OF TAXES

At such time(s) as a Participant recognizes income for purposes of income, employment, or other tax liability, the Partnership shall withhold an amount equal to the federal, state and local taxes and other amounts as may be required by law to be withheld by the Partnership.

ARTICLE XIV

NO REQUIRED SEGREGATION OF ASSETS; UNFUNDED PLAN

Neither the Partnership, nor any Subsidiary, shall be required to segregate any assets that may at any time be represented by Unvested Phantom Units, Vested Phantom Units or Phantom Unit Distributions made pursuant to the Plan. The Plan is an unfunded plan for incentive and deferred compensation. With respect to any payments to which a Participant or his or her Beneficiary has a fixed and vested interest, but which are not yet made by the Partnership, nothing contained herein shall give any Participant or his or her Beneficiary any rights that are greater than those of a general unsecured creditor of the Partnership.

ARTICLE XV

RIGHT OF DISCHARGE RESERVED; NO RIGHT TO SAME BENEFITS

Neither the Plan, nor the establishment of any Target Grant, shall guarantee any Participant continued employment with the Partnership, or a Subsidiary, or guarantee the establishment of future Target Grants. The provisions applicable to Target Grants hereunder need not be the same with respect to each Participant.

ARTICLE XVI

NATURE OF PAYMENTS

All Target Grants awarded and Phantom Unit Distributions made pursuant to the Plan are in consideration of services for the Partnership or its Subsidiaries. The Target Grants and Phantom Unit Distributions constitute a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Partnership or any Subsidiary except as may be determined by the Committee.

ARTICLE XVII

CONSTRUCTION OF PLAN

The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and vice versa.

ARTICLE XVIII

SEVERABILITY

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability of said provision shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

ARTICLE XIX

DEFERRAL

Payments under the Plan may not be deferred by the Participants.

ARTICLE XX

RETIREMENT OF PARTICIPANT

Upon Retirement, a Participant shall not be eligible for any additional grants under the Plan; however, all Unvested Phantom Units and all Phantom Unit Distributions associated with said Unvested Phantom Units shall vest upon their normal scheduled vesting dates pursuant to Articles 6.1 or 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

ARTICLE XXI

CODE SECTION 409A

Although the Partnership makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with, or be exempt from, Section 409A of the Code and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Partnership reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A of the Code and to avoid the imposition of an excise tax under Section 409A of the Code on any payment to be made hereunder. In no event whatsoever shall the Partnership be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with or be exempt from Section 409A of the Code.

Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Partnership.